Petrol Oil and Gas, Inc. to Present at Pritchard Capital Energize 2007 Conference

Wednesday January 3, 8:30 am ET

Presentation Scheduled for 4:00 P.M. PST on January 10, 2007

OVERLAND PARK, Kan., Jan. 3 /PRNewswire-FirstCall/ -- Petrol Oil and Gas, Inc. (OTC Bulletin Board: POIG - News), an independent oil and gas company with operations in Kansas, today announced that its Chief Executive Officer, Paul Branagan, will deliver a presentation to the Energize 2007 conference in San Francisco. This fourth annual San Francisco conference will bring together executive level management from over 80 of the world's leading and emerging energy companies.

The Energize 2007: New Year, New Realities Conference, which is hosted by Pritchard Capital Partners, LLC, will be held at the Omni Hotel in San Francisco. Petrol's presentation is scheduled for 4:00 p.m. Pacific Time (7:00 p.m. EST) on January 10, 2007.

Pritchard Capital Partners, LLC is a New Orleans-based energy research and capital markets boutique firm with regional offices in Atlanta, New York and Washington, DC. The firm provides equity research, sales and trading for institutional clients worldwide.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

A copy of Mr. Branagan's PowerPoint presentation will be filed as an exhibit to a Form 8-K to be filed with the SEC on or before January 10, 2007. A copy of the presentation, when filed, will be available free of charge on the SEC's website at www.sec.gov.

Forward-Looking Statement: The statements in this press release regarding the information to be provided in the presentation at the Pritchard Capital Energize 2007 Conference regarding the companies past performance, leased acreage, Petrol's continued drilling efforts, allocation of funds for field development, Petrol's ability to continue to expand its reserves, actual and anticipated market conditions, actual time for Mr. Branagan's presentation, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of Petrol's producing properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Additional Information, Please Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel

(800) 377-9893 or via email at

info@rjfalkner.com